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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                              Neurogen Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.25 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64124E 10 6
             -------------------------------------------------------
                                 (CUSIP Number)

                                 Thomas J. Tisch
                               667 Madison Avenue
                               New York, NY 10021
                                 (212) 545-2927
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [X].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                                 SEC 1746(12-91)

                               Page 1 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 2 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Four Partners
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         488,800
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               -0-
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 488,800
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          488,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 2 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 3 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Four-Fourteen Partners LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         300,000
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               -0-
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 300,000
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 3 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 4 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Andrew H. Tisch
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               1,335,925
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         1,335,925
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,335,925
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 4 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 5 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Daniel R. Tisch
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               1,335,925
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         1,335,925
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,335,925
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 5 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 6 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          James S. Tisch
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               1,335,925
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         1,335,925
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,335,925
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 6 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 7 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Thomas J. Tisch
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               1,335,925
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         1,335,925
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,335,925
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 7 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 8 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The Andrew H. Tisch 1999 Annuity Trust II
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               346,940
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         346,940
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         346,940
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 8 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 9 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The Daniel R. Tisch 1999 Annuity Trust II
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               346,940
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         346,940
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          346,940
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 9 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 10 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The James S. Tisch 1999 Annuity Trust II
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               346,940
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         346,940
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          346,940
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 10 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 11 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The Thomas J. Tisch 1999 Annuity Trust II
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               346,940
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         346,940
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          346,940
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 11 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 12 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The Andrew H. Tisch 1999 Annuity Trust VI
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               111,943
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         111,943
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          111,943
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 12 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 13 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The Daniel R. Tisch 1999 Annuity Trust VI
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               111,943
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         111,943
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          111,943
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 13 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 14 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The James S. Tisch 1999 Annuity Trust VI
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               111,943
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         111,943
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          111,943
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 14 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 15 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The Thomas J. Tisch 1999 Annuity Trust VI
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               111,943
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         111,943
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          111,943
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 15 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 16 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The Andrew H. Tisch 2000 Annuity Trust IV
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               88,242
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         88,242
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          88,242
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 16 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 17 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The Daniel R. Tisch 2000 Annuity Trust IV
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               88,242
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         88,242
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          88,242
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 17 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 18 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The James S. Tisch 2000 Annuity Trust IV
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               88,242
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         88,242
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          88,242
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 18 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 19 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The Thomas J. Tisch 2000 Annuity Trust IV
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         -0-
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               88,242
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         88,242
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          88,242
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 19 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                       Page 20 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Baker-Tisch Investments, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         57,350
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               -0-
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 57,350
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          57,350
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 20 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 21 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Baker Bros. Investments LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         57,350
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               -0-
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 57,350
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          57,350
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 21 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 22 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Julian C. Baker
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         36,200
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               173,200
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 36,200
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         173,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          209,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 22 of 33 pages

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP No. 64124E106                                      Page 23 of 33 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Felix J. Baker
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                         24,692
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               173,200
    EACH       -----------------------------------------------------------------
  REPORTING    9    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 24,692
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                         173,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          197,892
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 23 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 24 of 33 Pages
-------------------------                              -------------------------


         This Amendment No. 5 to Schedule 13D amends and supplements the statement on Schedule 13D previously filed by Four Partners, a New York general partnership, and other entities and individuals with the Securities and Exchange Commission.

Item 2.  Identity and Background.

         In addition to the entities and individuals previously reporting on the statement, this amendment is also being filed jointly by the following entities (collectively, along with the entities and individuals previously reporting, the "Reporting Persons"):

          1. The Andrew H. Tisch 2000 Annuity Trust IV ("Andrew Tisch 2000 GRAT IV");

          2. The Daniel R. Tisch 2000 Annuity Trust IV ("Daniel Tisch 2000 GRAT IV");

          3. The James S. Tisch 2000 Annuity Trust IV ("James Tisch 2000 GRAT IV");

          4. The Thomas J. Tisch 2000 Annuity Trust IV ("Thomas Tisch 2000 GRAT IV");

          5. Baker-Tisch Investments, LLC ("Baker-Tisch Investments"), a Delaware limited liability company; and

          6. Baker Bros. Investments LLC ("Baker Bros. Investments"), a Delaware limited liability company.

         Each of Andrew Tisch 2000 GRAT IV, Daniel Tisch 2000 GRAT IV, James Tisch 2000 GRAT IV, Thomas Tisch 2000 GRAT IV, Baker-Tisch Investments and Baker Bros. Investments has a principal business of investments. Their mailing address is c/o Tisch Family Interests, 667 Madison Avenue, New York, New York 10021.

         During the last five years, none of the persons or the entities named in this Item 2 has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), and none of the persons or the entities named in this Item 2 has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in its or his being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

         Because of certain business and family relationships among the Reporting Persons, they are filing as if they constitute a group solely for informational purposes. By signing this statement, each Reporting Person agrees that this Statement is filed on its, his or her behalf. The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder. Each Reporting Person disclaims beneficial ownership of, or pecuniary interest in, any shares of Common Stock owned by any other Reporting Person, except to the extent that beneficial ownership or pecuniary interest is expressly reported herein.

                               Page 24 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 25 of 33 Pages
-------------------------                              -------------------------


Item 3.  Source and Amount of Funds or Other Consideration.

The source and amount of funds or other consideration used to purchase the securities acquired by the Reporting Persons during February 2000 was as follows:

                                                             Aggregate
    Reporting Person              Source of Funds            Purchase Price
    ----------------              ---------------            --------------
    Baker-Tisch Investments       Working capital            $1,774,647.52
    Baker Bros. Investments       Working capital            $1,774,647.52

Item 5.  Interest in Securities of the Issuer.

         The following transactions were effected by the Reporting Persons during the sixty days preceding the date hereof. None of the Reporting Persons above effected any other transactions in the Common Stock during the 60 days preceding the date hereof.


Transaction   Market      Date         Security       No.        Price/Share
-----------   ------     -------      ---------    ----------   ------------
Purchase      NASDAQ     2/9/00       Common       35,500 (1)     $25.4472
Purchase      NASDAQ     2/10/00      Common       14,200 (2)     $28.0757
Purchase      NASDAQ     2/16/00      Common       65,000 (3)     $34.5577

          (1) Includes 17,750 shares purchased by Baker-Tisch Investments and 17,750 shares purchased by Baker Bros. Investments.

          (2) Includes 7,100 shares purchased by Baker-Tisch Investments and 7,100 shares purchased by Baker Bros. Investments.

          (3) Includes 32,500 shares purchased by Baker-Tisch Investments and 32,500 shares purchased by Baker Bros. Investments.

         Set forth in the table below is the aggregate number of shares of Common Stock beneficially owned as of the date hereof by each Reporting Person, together with the percentage of outstanding shares of Common Stock which is beneficially owned by each such person or entity.


                               Page 25 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 26 of 33 Pages
-------------------------                              -------------------------


     Name of                      Amount and Nature of       % of Class
Beneficial Owner                  Beneficial Ownership       Outstanding


Four Partners                          488,800                   3.3%
Four-Fourteen Partners                 300,000                   2.0%
Andrew Tisch GRAT II                   346,940                   2.3%
Daniel Tisch GRAT II                   346,940                   2.3%
James Tisch GRAT II                    346,940                   2.3%
Thomas Tisch GRAT II                   346,940                   2.3%
Andrew Tisch GRAT VI                   111,943                   0.8%
Daniel Tisch GRAT VI                   111,943                   0.8%
James Tisch GRAT VI                    111,943                   0.8%
Thomas Tisch GRAT VI                   111,943                   0.8%
Andrew Tisch 2000 GRAT IV               88,242                   0.6%
Daniel Tisch 2000 GRAT IV               88,242                   0.6%
James Tisch 2000 GRAT IV                88,242                   0.6%
Thomas Tisch 2000 GRAT IV               88,242                   0.6%
Baker-Tisch Investments, LLC            57,350                   0.4%
Baker Bros. Investments LLC             57,350                   0.4%
Julian C. Baker                        209,400 (2)               1.4%
Felix J. Baker                         197,892 (2)               1.3%

Total                                3,211,392                  21.7%

(1) The ownership percentages set forth in the table above are based on 14,773,555 shares of Common Stock outstanding as of November 15, 1999, which information was reported on the Issuer's Form 10-Q for the fiscal quarter ended September 30, 1999.

(2) Julian C. Baker owns 16,200 shares of Common Stock individually, Felix J. Baker owns 4,692 shares of Common Stock individually and Julian C. Baker and Felix J. Baker own 58,500 shares of Common Stock jointly through a general partnership in which they are the sole partners. Julian C. Baker and Felix J. Baker also have shared power to vote or direct the vote and to dispose or direct the disposition of 57,350 shares owned directly by Baker-Tisch Investments and 57,350 shares owned directly by Baker Bros. Investments and therefore may be deemed to have shared beneficial ownership of those shares. On May 26, 1999, Julian C. Baker and Felix J. Baker were each granted options to acquire 20,000 shares of Common Stock pursuant to the Neurogen Corporation 1993 Non-Employee Director Stock Option Program. The options vest in thirty-six equal monthly installments beginning May 26, 1999. Julian C. Baker and Felix J. Baker are herein reporting beneficial ownership of all shares issuable upon exercise of such options. The ownership percentages for Julian C. Baker and Felix J. Baker and the total ownership percentages have been calculated as though the shares issuable upon exercise of these options were outstanding.

         Each person listed above has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed after its, his or her name, except as follows:

     (1) By virtue of their status as trustees of the respective GRATs, each of Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch may be deemed to beneficially own shares owned by those GRATs of which he is trustee and may be deemed to have power to vote or direct the vote and dispose or direct the disposition of those shares.


                               Page 26 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 27 of 33 Pages
-------------------------                              -------------------------


     (2) By virtue of their status as managing trustees of the trusts which are the general partners of Four Partners ("FP"), Andrew H. Tisch, Daniel
          R. Tisch, James S. Tisch and Thomas J. Tisch may be deemed to have shared beneficial ownership of shares owned by FP and shared power to vote or direct the vote of and to dispose or direct the disposition of those shares.

     (3) By virtue of their status as trustees of the trusts which are members of Four-Fourteen Partners ("4-14P"), partners of the partnerships that are members of 4-14P and partners of the partnerships that are partners of the partnerships that are members of 4-14P, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch may be deemed to have shared beneficial ownership of shares owned by 4-14P and shared power to vote or direct the vote of and to dispose or direct the disposition of those shares.

     (4) By virtue of his status as manager of FP and 4-14P, Thomas J. Tisch may be deemed the beneficial owner of the shares owned by FP and 4-14P and to have power to vote or direct the vote and to dispose or direct the disposition of those shares.

     (5) Julian C. Baker and Felix J. Baker each share the power to vote or direct the vote and dispose or direct the disposition of 58,500 shares owned jointly through a general partnership of which they are the sole partners (see Note 2 to preceding table). Julian C. Baker and Felix J. Baker have shared power to vote or direct the vote and dispose or direct the disposition of the securities owned by Baker-Tisch Investments and Baker Bros. Investments.

Item 7.  Material to be filed as Exhibits.

Exhibit 1.  Agreement regarding the joint filing of this statement.



                               Page 27 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 28 of 33 Pages
-------------------------                              -------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

March   , 2000                               FOUR PARTNERS

                                               By /s/ Thomas J. Tisch
                                                 -------------------------------
                                                    Thomas J. Tisch, Manager

                                             FOUR-FOURTEEN PARTNERS, LLC

                                               By /s/ Thomas J. Tisch
                                                 -------------------------------
                                                    Thomas J. Tisch, Manager

                                             BAKER-TISCH INVESTMENTS, LLC

                                               By /s/ Julian C. Baker
                                                 -------------------------------
                                                    Julian C. Baker, Manager

                                             /s/ Andrew H. Tisch
                                             -----------------------------------
                                             Andrew H. Tisch

                                             /s/ Daniel R. Tisch
                                             -----------------------------------
                                             Daniel R. Tisch

                                             /s/ James S. Tisch
                                             -----------------------------------
                                             James S. Tisch

                                             /s/ Thomas J. Tisch
                                             -----------------------------------
                                             Thomas J. Tisch

                                             THE ANDREW H. TISCH 1999
                                             ANNUITY TRUST II

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                     Daniel R. Tisch, Trustee

                                             THE DANIEL R. TISCH 1999
                                             ANNUITY TRUST II

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                     James S. Tisch, Trustee


                              Page 28 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 29 of 33 Pages
-------------------------                              -------------------------


                                             THE JAMES S. TISCH 1999
                                             ANNUITY TRUST II

                                             By  /s/ Thomas J. Tisch
                                                --------------------------------
                                                   Thomas J. Tisch, Trustee

                                             THE THOMAS J. TISCH 1999
                                             ANNUITY TRUST II

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                    Andrew H. Tisch, Trustee

                                             THE ANDREW H. TISCH 1999
                                             ANNUITY TRUST VI

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                    Daniel R. Tisch, Trustee

                                             THE DANIEL R. TISCH 1999
                                             ANNUITY TRUST VI

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                     James S. Tisch, Trustee

                                             THE JAMES S. TISCH 1999
                                             ANNUITY TRUST VI

                                             By  /s/ Thomas J. Tisch
                                                --------------------------------
                                                    Thomas J. Tisch, Trustee

                                             THE THOMAS J. TISCH 1999
                                             ANNUITY TRUST VI

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                   Andrew H. Tisch, Trustee



                              Page 29 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 30 of 33 Pages
-------------------------                              -------------------------


                                             THE ANDREW H. TISCH 2000
                                             ANNUITY TRUST IV

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                   Daniel R. Tisch, Trustee

                                             THE DANIEL R. TISCH 2000
                                             ANNUITY TRUST IV

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                   James S. Tisch, Trustee

                                             THE JAMES S. TISCH 2000
                                             ANNUITY TRUST IV

                                             By  /s/ Thomas J. Tisch
                                                --------------------------------
                                                    Thomas J. Tisch, Trustee

                                             THE THOMAS J. TISCH 2000
                                             ANNUITY TRUST IV

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                    Andrew H. Tisch, Trustee

                                             BAKER BROS. INVESTMENTS, LLC

                                             By  /s/ Julian C. Baker
                                                --------------------------------
                                                    Julian C. Baker, Manager

                                             /s/ Julian C. Baker
                                             ------------------------
                                             Julian C. Baker

                                             /s/ Felix J. Baker
                                             ------------------------
                                             Felix J. Baker




                               Page 30 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 31 of 33 Pages
-------------------------                              -------------------------


                                    AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Amendment to
Schedule 13D dated March   , 2000 relating to the Common Stock, $0.025 par value
per share, of Neurogen Corporation, as the same may be amended from time to time hereafter, is being filed with the Securities and Exchange Commission on behalf of each of them.

March   , 2000                               FOUR PARTNERS

                                               By /s/ Thomas J. Tisch
                                                 -------------------------------
                                                    Thomas J. Tisch, Manager

                                             FOUR-FOURTEEN PARTNERS, LLC

                                               By /s/ Thomas J. Tisch
                                                 -------------------------------
                                                    Thomas J. Tisch, Manager

                                             BAKER-TISCH INVESTMENTS, LLC

                                               By /s/ Julian C. Baker
                                                 -------------------------------
                                                    Julian C. Baker, Manager

                                             /s/ Andrew H. Tisch
                                             -----------------------------------
                                             Andrew H. Tisch

                                             /s/ Daniel R. Tisch
                                             -----------------------------------
                                             Daniel R. Tisch

                                             /s/ James S. Tisch
                                             -----------------------------------
                                             James S. Tisch

                                             /s/ Thomas J. Tisch
                                             -----------------------------------
                                             Thomas J. Tisch

                                             THE ANDREW H. TISCH 1999
                                             ANNUITY TRUST II

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                     Daniel R. Tisch, Trustee


                              Page 31 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 32 of 33 Pages
-------------------------                              -------------------------


                                             THE DANIEL R. TISCH 1999
                                             ANNUITY TRUST II

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                     James S. Tisch, Trustee


                                             THE JAMES S. TISCH 1999
                                             ANNUITY TRUST II

                                             By  /s/ Thomas J. Tisch
                                                --------------------------------
                                                   Thomas J. Tisch, Trustee

                                             THE THOMAS J. TISCH 1999
                                             ANNUITY TRUST II

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                    Andrew H. Tisch, Trustee

                                             THE ANDREW H. TISCH 1999
                                             ANNUITY TRUST VI

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                    Daniel R. Tisch, Trustee

                                             THE DANIEL R. TISCH 1999
                                             ANNUITY TRUST VI

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                     James S. Tisch, Trustee

                                             THE JAMES S. TISCH 1999
                                             ANNUITY TRUST VI

                                             By  /s/ Thomas J. Tisch
                                                --------------------------------
                                                    Thomas J. Tisch, Trustee

                                             THE THOMAS J. TISCH 1999
                                             ANNUITY TRUST VI

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                   Andrew H. Tisch, Trustee


                              Page 32 of 33 pages

-------------------------                              -------------------------
CUSIP No. 64124E 10 6                                     Page 33 of 33 Pages
-------------------------                              -------------------------


                                             THE ANDREW H. TISCH 2000
                                             ANNUITY TRUST IV

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                   Daniel R. Tisch, Trustee

                                             THE DANIEL R. TISCH 2000
                                             ANNUITY TRUST IV

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                   James S. Tisch, Trustee

                                             THE JAMES S. TISCH 2000
                                             ANNUITY TRUST IV

                                             By  /s/ Thomas J. Tisch
                                                --------------------------------
                                                    Thomas J. Tisch, Trustee

                                             THE THOMAS J. TISCH 2000
                                             ANNUITY TRUST IV

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                    Andrew H. Tisch, Trustee

                                             BAKER BROS. INVESTMENTS, LLC

                                             By  /s/ Julian C. Baker
                                                --------------------------------
                                                     Julian C. Baker, Manager

                                             /s/ Julian C. Baker
                                             ------------------------
                                             Julian C. Baker

                                             /s/ Felix J. Baker
                                             ------------------------
                                             Felix J. Baker


                              Page 33 of 33 pages